Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275496

Equitable Financial Life Insurance Company of America

Equitable Financial Life Insurance Company

Supplement dated October 4, 2024 to the Structured Investment Option Prospectus dated May 1, 2024

Available under the Investment Edge® 21.0 variable deferred and index-linked annuity contract

This Supplement modifies certain information in the above-referenced prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company of America and Equitable Financial Life Insurance Company (the “Company”). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 877-899-3743.

The following hereby supplements the corresponding table in “Appendix: Segment Interim Value — Overview of the Purposes and Impacts of the Calculation — Performance Cap Rate limiting factor”:

Jurisdiction	Contracts with issue dates on or after this date will not use a Performance Cap Rate limiting factor in the Segment Interim Value calculation

Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Washington DC, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Mississippi, Nevada, New Hampshire, New Mexico, North Dakota, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming	November 13, 2023

Louisiana, Pennsylvania, Rhode Island	December 11, 2023

Alaska, Idaho, Montana, North Carolina, Ohio	January 22, 2024

Utah	February 26, 2024

Maryland	June 24, 2024

Nebraska	July 22, 2024

New Jersey	October 21, 2024

IE 21 SIO/New Biz	Cat #800152 (10/24)
#871827